Exhibit 99.1

TIX Corporation Announces Stock Repurchase Program

STUDIO CITY, Calif., August 22, 2008 -- Tix Corporation (Nasdaq:TIXC), a leading integrated entertainment company providing ticketing services, event merchandising and concert and theatrical productions, today announced that its Board of Directors has authorized a stock repurchase program. The authorization allows the Company to repurchase up to 1 million shares of the Company's common stock from time to time in the open market or privately negotiated transactions. The stock repurchase program will be in effect for up to one year from August 25, 2008. As of August 14, 2008, the Company had approximately 32.9 million shares of common stock outstanding and approximately $6.3 million in cash.

“We believe, given our confidence in the Company's growth prospects and where our stock is trading, that we can enhance shareholder value through using our cash flow from operations to repurchase shares at these current levels,” stated Mitch Francis, Chief Executive Officer.

About TIX Corporation

Tix Corporation is an integrated entertainment company providing ticketing services, event merchandising and concert and theatrical productions. It currently operates five prime locations in Las Vegas under the Tix4Tonight marquee -- offering up to a 50 percent discount for same-day shows, concerts, attractions and sporting events. It also offers discount products for golf and dining at its sales locations in Las Vegas. The Company also offers premium tickets to concerts, theater and sporting events throughout the United States under its Tix4AnyEvent.com brand. Its Exhibit Merchandising operation is engaged in branding, product merchandise development and sales activities related to museum exhibitions and other events -- including the King Tutankhamen and Real Pirates tours, selling themed souvenir memorabilia and collector's items in specialty stores in conjunction with the specific events and venues. The Company's newest division, Tix Productions is dedicated to concert and live theatrical promotion and production of events throughout the United States, Canada and Europe and operates under the banners of its recent acquisitions, Magic Arts and Entertainment and NewSpace Entertainment.

Safe Harbor Statement

Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the Company's various filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

Contact:         John Mills / Anne Rakunas
        ICR, Inc.
        (310) 954-1100